Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of November 28, 2018 (the “Effective Date”) by and among:

1.	Yantai Jinzheng Eco-Technology Co., Ltd., a company organized under the laws of the People’s Republic of China, Registration No. 913706135992875532 (the “Purchaser”);

2.	Essence Venture Holdings Limited, a company organized under the laws of the British Virgin Islands, Registration No. 1687457 (the “Seller”); and

3.	AMS Technologies Int. (2012) Ltd., a private company organized under the laws of the State of Israel, Company No. 514748607 (the “Company”).

Each of the above may individually be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	the Seller is the owner at the date of this Agreement of one thousand (1,000) Ordinary Shares of the Company, of nominal value NIS 0.01 each, representing in the aggregate 100% of the issued and outstanding share capital of the Company (the “Purchased Shares”);

(B)	the Seller has provided shareholder loans to the Company, of which an aggregate amount of US$ 9,487,753 is outstanding at the date of this Agreement (the “Existing Shareholder Loans”);

(C)	The Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser, at the Closing, the Purchased Shares;

(D)	The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, at the Closing, the Existing Shareholder Loans and all other indebtedness of the Company to the Seller at the Closing Date (together, the “Shareholder Loans”);

(E)	Prior to the Closing, all of the outstanding options to purchase shares of the Company will be cancelled at Seller’s cost;

(F)	After giving effect to the sale and purchase of the Purchased Shares, the Purchaser will own 100% of the issued and outstanding share capital of the Company on a fully diluted basis; and

(G)	After giving effect to the sale and purchase of the Shareholder Loans, the Company shall have no indebtedness to the Seller or its Representatives.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions

1.1	As used in this Agreement, the following capitalized terms shall have the meaning ascribed to them below.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Balance Sheet Date” shall have the meaning set forth in Section 5.2.12.

“BPT” means BPT Biopure Technology Ltd (in liquidation) Registration No. 511926008.

“BPT Acknowledgment and Release” shall mean an acknowledgment and release executed by the BPT Liquidator in the form attached hereto as Schedule A, or in another form agreed to by the Purchaser, which agreement will not be unreasonably withheld.

“BPT Agreement” means the terms and conditions pursuant to which the Company acquired the assets of BPT, including the BPT Patents, as set forth in the order of the District Court of Tel Aviv, dated 26 February 2012.

“BPT Payment” shall mean a payment which shall be made from the Escrow Account, either by way of payment to the BPT Liquidator or by way of depositing such amount in escrow or any other act that will secure the release of the BPT Pledge and the entry into full force and effect of the BPT Acknowledgment and Release .

“BPT Liquidator” means the liquidator appointed to BPT by the Tel Aviv District Court on October 6th, 2011, and any successor to such position.

“BPT Patents” means the patent applications and patents acquired from BPT pursuant to the BPT Agreement, as set forth in Schedule B.

“BPT Pledge” means the pledge created over the BPT Patents in favor of the BPT Liquidator as security for the Company’s obligations under the BPT Agreement.

“Business Day” means any day, other than a Friday, Saturday or Sunday on which banks in Israel and the People’s Republic of China are generally open to the public for business.

“China Sub” means YiAo Membrane Technology (Shanghai) Co. Ltd., a company organized under the laws of the People’s Republic of China, Registration No. 91310000329544732K, which is a subsidiary wholly owned by the Company as of the date of this Agreement.

“Claim” shall have the meaning set forth in Section 8.6.

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“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Payment” shall have the meaning set forth in Section 2.2.2.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Options” shall have the meaning set forth in Section 5.1.9.45.1.9.3.

“Company Material Transaction Costs” means all fees, costs, expenses, payments and expenditures incurred by the Company in connection with this Agreement and the Transaction, as set forth in Schedule C, which encompasses, without duplication, the sum of all material amounts that are payable (i) by the Company to (x) counsel to the Company or the Seller, and (y) all other transaction advisors engaged by the Company or the Seller, including financial advisors, investment bankers, brokers, accountants and data room administrators, in connection with this Agreement and the Transaction, for services rendered through the Closing Date, and (ii) by the Company or its Affiliates to directors, officers, consultants, shareholders or employees of the Company or its Affiliates as a result of and contingent solely on the consummation of the Transaction. For the purposes hereof, “material” shall mean an amount in excess of US$ 2,000 (two thousand dollars).

“Conditions Precedent” shall have the meaning set forth in Section 3.1.

“Down Payment” means the down payment of US$ 200,000 made by Newater HK Limited, the parent of the Purchaser, to the Seller in relation to the Transaction, which shall be treated as an advance payment of the Purchase Price.

“Encumbrance” means any mortgage, charge, pledge, lien, attachment, assignment, adverse claim, restriction, option, security interest, encumbrance, or other third-party right or security interest or arrangement of whatsoever nature over or in the relevant property or securities.

“End Date” shall have the meaning set forth in Section 9.1.2.

“Escrow Account” shall mean the bank account to be opened with Bank HaPoalim and thereafter operated by the Escrow Agreement for the purposes of holding the Escrow Amount, to be paid by the Purchaser within 20 (twenty) Business Days from the Effective Date, pursuant to Section 2.2.2(a) below, and drawn down pursuant to Section 3.1 below.

“Escrow Agent” shall mean Lipa Meir & Co. of 2 Weizmann Street, Tel-Aviv, Israel.

“Escrow Agreement” shall mean the escrow agreement that directs and instructs the designated partners of the Escrow Agent how to operate the Escrow Account, which shall be executed by the Seller and the Purchaser on or promptly following the Effective Date, in the form of Schedule D.

“Escrow Amount” shall mean an amount of US$ 2,000,000 (two million dollars).

“Governmental Authority” means any supra-national, national, state, municipal or local government (including any subdivision, court of competent jurisdiction, administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority and having authority over a Group Company.

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“Group Companies” means the Company and the Subsidiaries, and each of the foregoing may be referred to individually as a “Group Company”.

“IIA” means the Israeli Innovation Authority and its predecessor, the Office of the Chief Scientist.

“IIA Obligations” shall mean the royalty obligations of the Group Companies to the IIA as of the Closing Date, namely the outstanding balance (principal plus accrued interest) of the Company’s royalty obligations in connection with the IIA funding previously received by the Company and BPT, including any such royalty obligations that might have become due on the sales of Company’s products following the Closing but for the payment to the IAA contemplated under Section 2.3.1 below.

“Interim Period” shall have the meaning set forth in Section 7.1.1.

“Interim Period Update” shall have the meaning set forth in Section 7.1.3.

“Law” means any law, statute, common law, rule or regulation, and any judgment or order of any Governmental Authority, and the “applicable Law” shall mean the Law applicable to a Group Company.

“Loan Assignment Agreement” shall have the meaning set forth in Section 3.2.1.4.

“Loss” shall have the meaning set forth in Section 8.18.2.

“Management Letter” shall mean the letter that will be executed and delivered by the Company’s CEO and CMO, in their personal capacity, dated as of the Closing Date, in the form attached hereto as Schedule E.

“Material Adverse Event” means any event, occurrence, fact, condition, change or effect that has or would reasonably be expected to have a material adverse effect on the assets, properties, conditions (financial, technological or otherwise), operating results or business of the Company or its Subsidiaries, as such business is presently conducted; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Event” on or in respect of any Group Company: (i) any change in Law, regulatory regimes, accounting standards or principles or any guidance relating thereto or interpretation thereof following the date of this Agreement, (ii) any change in interest rates or general economic, political, business or financial market conditions (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Group Companies operate or the economy as a whole or in any geographical area or market, unless such changes have a significantly disproportionate effect on the Company when compared with other companies providing the same products or services in such industry, geographical area or market, or (iv) any action taken or not taken at the request of Purchaser or any of its Affiliates or as otherwise required by this Agreement.

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“Option Holders” means the holders of the Company Options, as detailed in Schedule 5.1.10.

“Option Holders’ Waiver” shall have the meaning set forth in Section 2.1.3.

“Organizational Documents” shall have the meaning set forth in Section 5.1.6.

“Party” or “Parties” shall have the meaning set forth in preamble.

“Person” means any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association, organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity.

“Proceeding” shall mean any order, action, claim, suit, arbitration, or proceeding before any Governmental Authority

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Approvals” shall have the meaning set forth in Section 2.8.

“Purchased Shares” shall have the meaning set forth in the preamble.

“Registrar of Companies” means the Israeli Registrar of Companies (rasham ha-havarot).

“Representative” means, with respect to any Person, any director, officer, manager, employee, agent, consultant, advisor, shareholder or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Approvals” shall have the meaning set forth in Section 5.1.8.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Account” shall mean Seller’s bank account, the details of which will be provided by Seller to the Purchaser and the Escrow Agent prior to the Closing.

“Shareholder Loans” shall have the meaning set forth in the preamble.

“Shareholder Registers” shall have the meaning set forth in Section 5.1.10.

“Subsidiary” shall have the meaning set forth in Section 5.1.7.

“Tail D&O Insurance” shall have the meaning set forth in Section 3.2.2.2.

“Tax” means (a) any taxes on gross or net income or profits and gains and (b) all other direct and indirect taxes, levies, duties (including import and export duties), imposts, charges and withholdings in the nature of a tax imposed by any Tax Authority, including any excise, property, real property, value added, sales, use, occupation, transfer, stamp, franchise and payroll taxes, and any and all liability for the payment of any such amounts as a result of any successor or transferee liability, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

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“Tax Authority” means any Governmental Authority competent to impose any Tax, or assess or collect any Tax;

“Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended, and the rules and regulations promulgated thereunder;

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the BPT Acknowledgment and Release, the Option Holders’ Waiver, the Loan Assignment Agreement, the Escrow Agreement and all other documents and contractual obligations to be executed and delivered in connection herewith and therewith.

“Valid Tax Certificate” means a certification or ruling issued by the Israeli Tax Authority (a) exempting a Person from the duty to withhold Israeli Taxes with respect to the applicable consideration paid hereunder in respect of such Person’s portion of the Purchased Shares, or (b) determining the aggregate amount of Taxes or the applicable rate of Israeli Tax to be withheld from the applicable consideration in respect of such Person’s portion of the Purchased Shares, or (c) providing any other instructions regarding the payment or withholding with respect to the applicable consideration paid hereunder in respect of such Person’s portion of the Purchased Shares (including transfer of the withholding Tax amount to a trustee).

2.	The Transaction

2.1.	Transactions at the Closing.

2.1.1.	Sale and Purchase of the Purchased Shares. At the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, the Purchased Shares, together with any and all rights attaching to the Purchased Shares, free and clear of all Encumbrances.

2.1.2.	Sale and Purchase of Shareholder Loans. At the Closing, the Purchaser shall purchase from the Seller, and the Seller shall assign, transfer, and convey to the Purchaser, all right, title and interest in and to the Shareholder Loans, free and clear of all Encumbrances.

2.1.3.	Treatment of Company Options. Prior to the Closing, and as a condition thereof, all outstanding Company Options will be cancelled, all rights of the Option Holders arising from the grant or cancellation of such Company Options shall be discharged by the Seller at its sole expense, and each of the Option Holders will execute a waiver and release in favor of the Company and the Purchaser in the form attached hereto as Schedule 2.1.3 (the “Option Holders’ Waiver”).

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2.2.	Purchase Price and Payment

2.2.1.	Purchase Price. The aggregate consideration to be paid by Purchaser for the Purchased Shares and the acquisition of the Shareholder Loans shall be an amount of US$ 12,247 (twelve thousand two hundred and forty seven dollars) in respect of the Purchased Shares and US$ 9,487,753 (nine million four hundred and eighty seven thousand seven hundred and fifty three dollars) in respect of the Shareholder Loans (together, the “Purchase Price”), which shall be paid by the Purchaser in accordance with the provisions of Section 2.2.2 below

2.2.2.	Payment of the Purchase Price.

The Purchaser shall pay the Purchase Price to the Seller in the following manner:

(a) By no later than January 3, 2019, the Escrow Amount will be transferred to the Escrow Account,

(b) The balance of the Purchase Price, US$ 7,500,000 (seven million five hundred thousand dollars), minus the Down Payment (the “Closing Payment”), will be transferred by the Purchaser to the Escrow Account one (1) Business Day prior to the Closing and at the Closing will be released to Seller.

(c) The Down Payment will be treated as follows: (i) if Closing occurs, the Down Payment shall be deemed a part of the Purchase Price, as contemplated in Section 2.2.2(b) above; (ii) if Closing shall not occur as a result of a breach of the Agreement by the Purchaser, and the Agreement is terminated by the Seller, the Down Payment will be deemed liquidated damages and will be retained by the Seller; (iii) if Closing shall not occur as a result of a breach of the Agreement by the Seller, and the Agreement is terminated by the Purchaser, the Down Payment will be reimbursed by the Seller to the Purchaser; (iv) if Closing shall not occur in circumstances that neither Seller or Purchaser has breached the Agreement, and the Agreement is terminated by either the Seller or the Purchaser, 50% of the Down Payment will be deemed liquidated damages and will be retained by the Seller, and the balance of the Down Payment will be refunded by the Seller to the Purchaser.

2.3.	Utilization of the Escrow Amount

2.3.1.	The Parties hereby authorize the drawdown of the Escrow Amount for the purpose of making the following payments, as more particularized in the Escrow Agreement: (i) the BPT Payment; (ii) to the IIA, as shall be necessary to discharge the IIA Obligations; (iii) the Company Material Transaction Costs; (iv) the amounts (if any) payable to the Option Holder pursuant to the Option Holder Waiver, and (iv) any other amount (if any) as shall be conducive or necessary for the fulfillment of the Conditions Precedent; all in accordance with the terms of the Escrow Agreement.

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2.3.2.	In the event that Closing will occur, the entire Escrow Amount will be deemed and treated as part of the Purchase Price and any amount thereof not utilized in accordance with Section 2.3.1 shall be transferred by the Escrow Agent to the Seller. Conversely, should Closing not occur, and the Agreement is terminated, the entire Escrow Amount (i.e. US$2,000,000 (two million dollars) will be refunded by the Seller to the Purchaser, except in circumstances that the non-occurrence of the Closing shall be due solely to Purchaser’s material breach of the Agreement, in which event, without prejudice to any other remedy Seller will be entitled to under this Agreement or by Law, the entire Escrow Amount (i.e. US$2,000,000 (two million dollars) will be deemed, for all intents and purposes, liquidated damages, and will be transferred by the Escrow Agent to the Seller. In the event of a dispute (in good faith) between Seller and Purchaser as to whether the non-occurrence of the Closing was due solely to the Purchaser’s material breach, such disputed amount shall remain in escrow in the Escrow Account, in accordance with the terms of the Escrow Agreement. For the purposes of this Section 2.3.2 only, “material breach” shall mean (i) Purchaser’s failure to pay any portion of the Purchase Price when required to do so hereunder and/or (ii) any other breach by the Purchaser of its obligations under this Agreement that prevents or can reasonably be expected to prevent the Closing from occurring.

2.3.3.	Further arrangements for the drawdown and utilization of the Escrow Amount shall be set out in the Escrow Agreement.

2.4.	Additional Escrow Actions

By no later than December 27, 2018, the Seller deliverables referenced in Sections 3.2.1.1, 3.2.1.2, 3.2.1.4, 3.2.1.5, 3.2.1.11, 3.2.1.12, and 3.2.1.13 below (the “Seller Pre-Closing Deliverables”), and the Purchaser deliverables referenced in Section 3.2.2.1, 3.2.2.2 and 3.2.2.4 below (the “Purchaser Pre-Closing Deliverables”), will be delivered by the Seller and by the Purchaser respectively, to the Escrow Agent, to be held thereby pending Closing, in accordance with the terms of the Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to deposit the Escrow Amount until the Escrow Agreement has been signed by the Seller and the Escrow Agent and the Seller Pre-Closing Deliverables have been deposited with the Escrow Agent.

2.5.	Entire Consideration. The Purchase Price constitutes the entire consideration to be paid by the Purchaser in connection with the Transaction. The Seller shall be solely responsible for any and all payments to the Company Option Holders in connection with the Transaction and the cancellation of the Company Options.

2.6.	Payment Mechanics. All payments shall be made by electronic IBAN transfer (העברת זהב ) on the due date for payment and actual receipt of the amount due shall be an effective discharge of the relevant payment obligation. Unless otherwise agreed in writing by the Purchaser and the Seller, any payments by electronic transfer under this Agreement shall be in immediately available funds in US dollars.

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2.7.	Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to the terms of this Agreement shall be subject to applicable Israeli Tax withholding requirements, and Purchaser shall be entitled to deduct and withhold, or cause to be withheld, from the Purchase Price such amounts as Purchaser is required to withhold under applicable Israeli Law with respect to any payments; provided, however, that in the event the Seller provides to Purchaser at least five (5) Business Days prior to the Closing Date a Valid Tax Certificate issued by the Israeli Tax Authority regarding the withholding (or exemption from withholding) from the amounts payable to the Seller (including all amounts payable to the Seller via the Escrow Agent), then the Israeli deduction and withholding of any such amounts will be made in accordance with the provisions of such certificate. To the extent that amounts are so withheld, Purchaser shall pay such withheld amounts to the applicable Israeli Tax Authority, will deliver to Seller and the Company a receipt evidencing such payment in full, and such payment will then be treated for all purposes of this Agreement as having been paid to the Seller.

2.8.	PRC Governmental Approvals. Purchaser represents and warrants to Seller and the Company that it has received all the PRC Governmental Approvals required by the Purchaser in order to consummate the Transaction (“Purchaser Approvals”), and that except for the Purchaser Approvals, no consents, approvals, notifications or filings must be obtained from or submitted to any Person, including any Governmental Authority, in connection with the execution of this Agreement and the consummation of the Transaction by the Purchaser.

2.9.	Follow-on Loan. Purchaser hereby indicates that, in addition to the Purchase Price, it currently intends, following the Closing and subject thereto, to advance to the Company a loan in the amount of US$ 4,000,000 for its post-Closing operation (the “Contingent Loan”). For the avoidance of doubt, the Contingent Loan (including the timing thereof) shall be at the sole discretion of the Purchaser and shall not be interpreted in any circumstance as a legally binding obligation of the Purchaser.

Purchaser shall be solely responsible and liable for any risk or exposure connected to and/or resulting from the Contingent Loan. Without prejudice to the generality of the preceding sentence, Purchaser hereby undertakes to indemnify and hold harmless the Seller, the Company and their respective Affiliates, upon first demand, from and against any and all, direct and indirect, losses, liabilities, obligations, Taxes, damages, costs and expenses (including reasonable attorney fees), incurred thereby connected to and/or resulting from, in any way, directly or indirectly, the Contingent Loan.

3.	Closing

3.1.	Closing. Subject to the satisfaction or waiver of the conditions to set forth in Section 4.1 and Section 4.2 (the “Conditions Precedent”), the completion of the sale and purchase of the Purchased Shares and the Shareholder Loans (the “Closing”) shall take place on the date which is the later of (i) February 18, 2019 or (ii) 6 (six) Business Days following the day on which the Conditions Precedent have been satisfied, or waived, or at such other date and time as the Purchaser and the Seller may mutually agree in writing (such date the “Closing Date”). The Closing may be accomplished remotely via the exchange of documents and signatures by facsimile and/or email.

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3.2.	Closing Deliverables. At the Closing the following actions shall occur, which actions shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered:

3.2.1.	Documents to be Delivered by Seller at the Closing. The Seller shall deliver to the Purchaser the following documents:

3.2.1.1.	Board and Shareholder Resolutions. Copies of resolutions of the Board and of the Company’s shareholder (the Seller) in the forms attached as Schedule 3.2.1.1(i) and Schedule 3.2.1.1(ii) respectively, (i) approving the entry into, execution, delivery and performance of this Agreement as well as any and all documents and transactions contemplated by this Agreement and the other Transaction Documents, (ii) approving the cancellation of the Company Options, (iii) approving the transfer to the Purchaser by the Seller of the legal and beneficial title to the Purchased Shares and the Shareholder Loans; and (iv) ratifying all previous decisions taken by the Board prior to the Closing.

3.2.1.2.	Share Transfer Deed. A share transfer deed in the form attached hereto as Schedule 3.2.1.2 duly executed by Seller (the “Share Transfer Deed”).

3.2.1.3.	Registration of Purchased Shares. The Company shall register the transfer of the Purchased Shares to the Purchaser in the shareholders register of the Company and provide the Purchaser with a true and correct copy of such register, in the form attached hereto as Schedule 3.2.1.3, together with a copy of the notice to be filed with the Registrar of Companies regarding the transfer of the Purchased Shares from Seller.

3.2.1.4.	Assignment of Shareholder Loans. A duly executed deed of assignment in the form attached as Schedule 3.2.1.4 duly executed by the Seller, assigning to the Purchaser all rights, claims, actions and interests in connection with the Shareholder Loans (the “Loan Assignment Agreement”).

3.2.1.5.	Option Surrender Agreements. The Option Holders’ Waiver executed by each of the Option Holders.

3.2.1.6.	BPT Acknowledgment Letter and Release; The BPT Acknowledgment and Release, executed by the BPT Liquidator, together with proof that the BPT payment has been made from the Escrow Account, either by way of payment to the BPT Liquidator or by way of depositing such amount in escrow or any other act that will secure the release of the BPT Pledge and the entry into full force and effect of the BPT Acknowledgment and Release.

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3.2.1.7.	IIA Obligations. Written confirmation by the IIA, or other evidence in a form reasonably satisfactory to the Purchaser, that the IIA Obligations have been repaid in full.

3.2.1.8.	The Lease. Evidence in a form satisfactory to the Purchaser that the lessor has consented to the change of control of the Company.

3.2.1.9.	Resignations of Directors. Duly executed resignations of the current members of the Board of Directors of the Company.

3.2.1.10.	Officers Certificate - Company. A Certificate executed by the CEO of the Company, on the Company’s behalf, in the form attached hereto as Schedule 3.2.1.10, certifying that the conditions in Section 4.1.4 and Section 4.1.5 have been satisfied;

3.2.1.11.	Legal Opinion. A due capacity, enforceability and authorisation opinion, in respect of the Seller, in the form attached as Schedule 3.2.1.11;

3.2.1.12.	Release. A release, in the form attached hereto as Schedule 3.2.1.12, of all and any claims that Seller has or may have against any Group Company or their officers, duly executed by Seller (except that the release will exclude the Shareholder Loans, which are to be sold and assigned by the Seller to the Purchaser at Closing);

3.2.1.13.	Management Letter. The Management Letter, executed by the CMO and CEO.

3.2.2.	Documents to be Delivered by Purchaser at the Closing. The Purchaser shall deliver to the Seller the following documents:

3.2.2.1.	Board Resolution. A copy of a resolution of the Purchaser’s Board of Directors, in a form reasonably acceptable to Seller and Company, (i) approving the entry into, execution, delivery and performance of this Agreement as well as any and all documents and transactions contemplated by this Agreement and the other Transaction Documents, (ii) approving the payment of the Purchase Price.

3.2.2.2.	Copies of a resolution of the Company’ Board of Directors, to be dated immediately following the Closing, signed by the Purchaser’s appointees to the Board or Directors, in a form reasonably acceptable to Seller and Company, (i) approving the execution, delivery and performance of the Indemnification Agreement Letter substantially in the form attached hereto as Schedule 3.2.2.2(i), with the Company’s CEO and CMO; (ii) approving the purchase and maintenance of the directors’ and officers’ liability insurance “tail” in accordance with the proposal attached hereto as Schedule 3.2.2.2(ii) hereto (the “Tail D&O Insurance”).

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3.2.2.3.	Share Transfer Deed. The Share Transfer Deed duly signed by the Purchaser;

3.2.2.4.	IIA Declaration. A duly signed declaration/confirmation, and any other such forms or instruments as shall be required by the IIA in connection with the Transaction; and

3.2.2.5.	Appointment of Director. Evidence satisfactory to the Company of the appointment by Purchaser, effective as of the Closing, of at least one member of the board of directors of the Company.

3.2.3.	Joint Escrow Instruction. The Purchaser and Seller shall deliver to the Escrow Agent a joint notice in the form attached hereto as Schedule 3.2.3 (the “Joint Escrow Instruction”), duly signed by the Purchaser and the Seller, instructing the Escrow Agent to release the Escrow Amount and the Closing Payment to the Seller and to release the Seller Pre-Closing Deliverables to the Purchaser and the Purchaser Pre-Closing Deliverables to the Seller.

3.2.4.	The Purchaser shall make the Closing Payment as set forth in Section 2.2.2(b).

4.	Conditions to Closing

4.1.	Purchaser’s Conditions to Closing. The Purchaser’s obligation to consummate the Transaction is subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in whole or in part by such Purchaser, in its sole discretion):

4.1.1.	the removal of the BPT Pledge;

4.1.2.	the Company Material Transaction Costs shall have been paid from the Escrow Amount, as shall be confirmed by the Company;

4.1.3.	Tax risks in relation to CEO’s remunerations: the Seller will provide an indemnity in a side letter for the tax risks in association with ex-CEO Teddy in the form attached hereto as Schedule 4.1.3(i); Gil and his company shall give an indemnity in a side letter in the form attached hereto as Schedule 4.1.3 (ii) for the Company’s current CEO, Gil.

4.1.4.	the representations and warranties of the Seller and the Company set out in Section 5 and of the CEO/CMO of the Company in the Management Letter shall be true and correct as of the date of this Agreement, and shall be true and correct in all material respects (other than representations and warranties qualified by “material” or “in all material respects,” which shall be true, correct and complete), as of the Closing Date as though made again on the Closing Date (except to the extent expressly made as of a specific earlier date, in which case on such specified earlier date);

4.1.5.	the Seller and the Company shall have performed and complied with all obligations and covenants (including the delivery of any and all Closing deliverables under their responsibility which, for removal of doubt, includes the Joint Escrow Instruction) required by this Agreement and the other Transaction Documents to be performed or complied with by them prior to or at the Closing;

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4.1.6.	no Proceeding shall have been instituted before any Governmental Authority to enjoin, restrain or prohibit the consummation of the Transaction; and

4.1.7.	no Material Adverse Event shall have occurred; provided, however, that if Seller wishes to rely on the occurrence of a Material Adverse Event, it shall give Seller a written notice with respect thereto, promptly after becoming aware of such event, setting forth in detail the basis for such claim. Seller may, promptly, and in any event within 5 days after receipt of Purchaser’s notice, object to/dispute such notice by delivery to Purchaser of written notice of such dispute, and the Parties shall meet to discuss in good faith the dispute within 5 days after receipt of the Seller’s notice of dispute; it is understood and agreed that nothing in the foregoing notification and discussion process shall prejudice the rights of either the Seller or the Purchaser under this Agreement or applicable Law.

4.2.	Seller’s Conditions to Closing. The obligation of the Seller to consummate the Transaction is subject to the fulfilment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived in whole or in part by the Seller, in its sole discretion):

4.2.1.	the representations and warranties of the Purchaser set out in Section 6 shall be true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects (other than representations and warranties qualified by “material,” or “in all material respects,” which shall be true, correct and complete) as of the Closing Date as though made again on the Closing Date (except to the extent expressly made as of a specific earlier date, in which case on such specified earlier date);

4.2.2.	the Purchaser shall have performed and complied with all obligations and covenants (including the delivery of any and all Closing deliverables under its responsibility which, for removal of doubt, includes the Joint Escrow Instruction) required by the Transaction Documents to be performed or complied with by it prior to or at the Closing;

4.2.3.	without prejudice to the generality of Section 4.2.2 above, the Purchase Price shall have been deposited in the Escrow Account; and

4.2.4.	no Proceeding shall have been instituted before any Governmental Authority to enjoin, restrain or prohibit the consummation of the Transaction.

4.3.	Neither Party may rely on the failure of any condition set forth in this Section 4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.4.

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5.	Representations and Warranties of the Seller and the Company

5.1.	The Seller represents and warrants as of the date of this Agreement and, subject to the provisions of Section 7.1.3 and Section 7.1.4 concerning Interim Period Updates, as of the Closing Date as follows:

5.1.1.	Organization. The Seller is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is organized or formed.

5.1.2.	Authorization. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby by the Seller. This Agreement is (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws to or affecting creditors’ rights and to general equity principles (provided that the Seller is not aware of any bankruptcy, insolvency, reorganization, moratorium or similar proceedings against or involving the Seller which would affect the enforceability of this Agreement).

5.1.3.	The Purchased Shares.

5.1.3.1.	Ownership of Shares. The Seller is the owner of all of the issued and outstanding share capital of the Company, free and clear of Encumbrances, other than as explicitly contemplated by the Articles of Association of the Company and by applicable Law, a complete and accurate copy of which has been provided to the Purchaser.

5.1.3.2.	Authority to Transact. The Seller is, as of the date of this Agreement and as of the Closing Date, entitled to sell the full legal and beneficial interest in the Purchased Shares and the Purchased Shareholder Loans to the Purchaser on the terms set out in this Agreement.

5.1.3.3.	Validity. The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable and have the rights, preferences, privileges and restrictions set forth in the Company’s Articles of Association and by applicable Law; and were issued in compliance with all applicable Laws.

5.1.4.	Shareholders’ Loan. Schedule 5.1.4 provides details of the Shareholder Loans at the date hereof, including the source and amounts due under the Shareholder Loans, and a description of all relevant agreements and documents evidencing or originating the Shareholder’s Loans. An updated Schedule 5.1.4 will be delivered by the Seller to the Purchaser immediately prior to the Closing and will be attached to the Loan Assignment Agreement.

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5.1.5.	Disclosure of the Seller. No representation or warranty of the Seller contained in this Section 5, when read together, and together with the schedules referenced in this Section 5, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

5.1.6.	Company. The Company was incorporated on March 7, 2012, is duly organized and validly existing under the laws of the State of Israel, and has requisite corporate power and authority to own and operate its properties and assets and to conduct its business, as now conducted and as currently proposed to be conducted. The Company’s Certificate of Incorporation and Articles of Association, as currently in effect, are attached hereto as Schedule 5.1.6 (the “Organizational Documents”).

5.1.7.	Subsidiaries. Set forth in Schedule 5.1.7(a) is a true and complete list, as of the date of this Agreement, of all of the Persons in which the Company either, directly or indirectly, is the general partner or owns, directly or indirectly, more than 50% of the share capital, shares, membership interests, other equity rights, interests or other securities or derivatives thereof (the “Subsidiaries” and each a “Subsidiary”). Except for the Subsidiaries the Company does not own, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives thereof in any Person. Each of the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation, and has requisite corporate power and authority to own and operate its properties and assets and to conduct its business, as now conducted and as currently proposed to be conducted.

5.1.8.	Required Approvals. With the exception of the approvals set forth in Schedule 7.5, no other consents, approvals, notifications or filings must be obtained from or submitted to any Person, including any Governmental Authority, in connection with the execution of this Agreement and the consummation of the Transaction by the Seller and the Company (the “Required Approvals”).

5.1.9.	Share Capital.

5.1.9.1.	The authorized share capital of the Company is NIS 100,000, divided into 10,000,000 Ordinary Shares having a par value of NIS 0.01 per share, of which 1,000 Ordinary Shares are issued and outstanding.

5.1.9.2.	The authorized share capital of each of the Subsidiaries is as set forth in Schedule 5.1.9.2.

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5.1.9.3.	Attached as Schedule 5.1.9.3(i) is a capitalization table which sets forth, as of the date of this Agreement, all of the issued and outstanding: (i) shares of the Company; (ii) options to purchase Ordinary Shares of the Company (the “Company Options”). Attached as Schedule 5.1.9.3(ii) are capitalization tables for each of the Subsidiaries which set forth, as of the date of this Agreement, all of the issued and outstanding shares of the Subsidiaries.

5.1.9.4.	Except as set forth in Schedule 5.1.9.3(i) and Schedule 5.1.9.3(ii), there are no other shares, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Seller, the Company, or the Subsidiaries, any share capital of the Company or the Subsidiaries, and, there are not any contracts or commitments by the Company or the Subsidiaries providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or the Subsidiaries, or under which the Company or the Subsidiaries are, or may become, obligated to issue any of its securities.

5.1.10.	Ownership of Shares. Attached as Schedule 5.1.10(i) hereto is a true and correct copy of the register of shareholders of the Company. Attached as Schedule 5.1.10(ii) hereto is a true and correct copy of the register of shareholders of each of the Subsidiaries (collectively, the “Shareholder Registers”). The Shareholder Registers accurately present the identity of each holder of shares (and the number and class of shares held by them) of the Company and its Subsidiaries. The Seller is the lawful owner, beneficially and of record, of all of the issued and outstanding share capital of the Company, and the Company is the lawful owner, beneficially and of record, of all of the issued and outstanding share capital of the Subsidiaries, in each case free and clear of any Encumbrance, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and no other Person owns any other stock, options or other rights to subscribe for, purchase or acquire any share capital of the Company or the Subsidiaries.

5.2.	The Company represents and warrants as of the date of this Agreement and, subject to the provisions of Section 7.1.3 and Section 7.1.4 concerning Interim Period Updates, as of the Closing Date as follows:

5.2.1.	Authorization & Approvals. All corporate actions on the part of the Company, necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company, has been taken or will be taken prior to the Closing.

5.2.2.	Validity; No Breach. This Agreement and the documents to be delivered by the Company to the Purchaser at the Closing are duly executed and at the Closing shall constitute valid and legally binding obligations of the Company. This Agreement is (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser) the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws to or affecting creditors’ rights and to general equity principles (provided that the Company is not aware of any bankruptcy, insolvency, reorganization, moratorium or similar proceedings against or involving the Company which would affect the enforceability of this Agreement). The execution and the delivery of this Agreement and the consummation of the Transaction, will not (i) violate the Company’s Organizational Documents; (ii) violate any Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental to which the Group Companies are subject or by which they are bound; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, or require any notice under any agreement, lease, license, instrument, or other arrangement, to which the Group Companies are a party or by which they are bound, or to which their assets are subject, or result in the imposition of any Encumbrance upon such assets.

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5.2.3.	Directors, Officers. The current members of the Board of Directors of the Company and the members of the Board of Directors (or equivalent organ) of the Subsidiaries are listed in Schedule 5.2.3(a) hereto. The Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board, except as set forth in the current Articles of Association. The officers of the Company are listed in Schedule 5.2.3(b) attached hereto. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers are as set forth in the table attached hereto as Schedule 5.2.3(c).

5.2.4.	Accuracy of Seller Representations Regarding the Company. The representations and warranties of the Seller in Section 5.1.3.1 (Purchased Shares, except for the Purchased Shares being free and clear of Encumbrances), Section 5.1.4 (Shareholder Loans) Section 5.1.6 (Company), Section 5.1.7 (Subsidiaries), Section 5.1.8 (Required Approvals), Section 5.1.9 (Share Capital, in relation to matters which are in the Company’s knowledge only) and Section 5.1.10 (Ownership of Shares, in relation to matters which are in the Company’s knowledge only and except further that the Purchased Shares are free and clear of Encumbrances) are true and correct.

5.2.5.	Affiliate Transactions

5.2.5.1.	Except as set forth on Schedule 5.2.5: (i) there is no Contract containing outstanding obligations between any Group Company, on the one hand, and (A) any current or former officer, director, shareholder or other security holder of such Group Company, or (B) any Person who, to the Company’s Knowledge, is an Affiliate of any such current or former officer, director, shareholder of such Group Company, on the other hand; (ii) the Group Companies do not provide any asset, service or facility to any such current or former officer, director, employee, security holder or Affiliate, (iii) no such or former officer, director, shareholder or Affiliate provides any assets, services or facilities to any Group Company, and (iv) no Group Company beneficially owns, directly or indirectly, any debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by any Group Company, of any such officer, director, shareholder or Affiliate, except, in each of (i) through (iv) for Contracts or transactions between one Group Company to another.

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5.2.5.2.	Each of the Contracts listed in Schedule 5.2.5 was entered into or incurred, as the case may be, on terms no less favorable to the relevant Group Company, as applicable (in the reasonable judgment of such Group Company) than if such Contract was entered into or incurred on an arm’s-length basis on competitive terms.

5.2.5.3.	No claim for indemnification has been made from any Group Company by any director or officer of any Group Company.

5.2.6.	Taxes. The Company has timely and properly filed with all relevant tax authorities all tax returns and reports required to be filed for all tax periods ending prior to the Closing Date and such filings are accurate and complete and all information required for a correct assessment of Taxes has been provided in accordance with Laws, including the facts regarding the income, profits, gain, credits, net operating losses, carrybacks and carryforwards (and any limitations thereupon), business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. The Company is not subject to any taxation outside its fiscal residence. All Taxes have been fully paid when due or fully provided for in the latest annual accounts and in the management accounts for the periods ending on the relevant dates of such accounts. The Company is not and will not become liable for any additional Tax pertaining to the periods up to such dates.

5.2.7.	The Company has not been involved in any transactions, which could be characterized as tax evasion or avoidance. The Company has received no notice or advice pursuant to which the losses for tax purposes incurred by the Company are not trading losses available to be carried forward and set off against income in succeeding periods.

5.2.8.	The Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case which has not expired. The Company is not currently the beneficiary of any extension of time within which to file any Tax return, other than automatic extensions obtained in the ordinary course of business. All material elections with respect to Taxes affecting the Company are set forth in the annual accounts.

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5.2.9.	The Company is not a party to or bound by (i) any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (including an indemnification agreement or arrangement), (ii) any agreement with a Tax Authority, (iii) any joint venture, partnership or other contract that would reasonably be expected to be treated as such for Tax purposes or (iv) any liability for the Taxes of any person (other than the Company), or as a transferee or successor, or by contract, or otherwise.

5.2.10.	There are no tax audits, disputes or litigation pending or threatening, nor has any issue been subject to a discussion held between the Company and a Tax authority or has been raised by a Tax authority, with respect to the Company, and there is no basis for assessment of any deficiency in any Taxes against the Company which have not been provided for in the annual accounts or the management accounts or which have not been paid. There are no liens for Taxes upon any property or assets of the Company.

5.2.11.	The Company has complied in all respects with all Laws relating to the payment, reporting, withholding and collection of Taxes and has within the time and manner prescribed by all Laws in all respects (i) withheld all Taxes required to be withheld including sums withheld for Taxes due in respect of all payments to employees, independent contractors, officers, directors, consultants, lenders and any other persons, (ii) collected all sales, use, value added, goods and services, and similar Taxes required to be collected, (iii) timely remitted all Taxes withheld and collected to the appropriate Tax authority in accordance with the Laws in all respects, (iv) has filed returns and deposits with the relevant Tax authority where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, and (v) its records contain all information and documents necessary to comply with, all requirements of all Laws relating to information reporting and other similar filing requirements.

5.2.12.	The unpaid Taxes of the Company, whether or not assessed or disputed, did not, as of [insert date of financial statements provided to Purchaser] (the “Balance Sheet Date”), exceed the reserve for Tax Liability set forth on the face of the balance sheet included in the Financial Statements for the period ending on the Balance Sheet Date, a complete copy of which has been provided to the Purchaser (rather than in any notes thereto), and will not exceed such reserve as of the Closing Date. Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes (i) from extraordinary gains or Losses within the meaning of IFRS, (ii) outside the ordinary course of business, or (iii) otherwise inconsistent with past custom and practice.

5.2.13.	The Company has made available to the Purchaser complete and correct copies of (i) all Tax returns (including amended Tax returns), and all other Tax returns, of the Company for all tax years with respect to which the applicable statute of limitations has not expired, (ii) any audit report, ruling, decision, closing or settlement agreement, technical advice memorandum, tax holiday or similar document issued since the inception of each of the Company (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company, (iii) any examination reports, and statements of deficiencies assessed against or agreed to by the Company, and (iv) all material written communications to, or received by the Company from any Tax authority, and (v) all Tax opinions and legal memoranda and similar documents for the Company, in each case under (ii) to (v), for all taxable periods since inception. No election has been made with respect to Taxes of the Company in any Tax return that has not been made available to Buyer.

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5.2.14.	The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law, 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable Law; and (iii) has not received a refund for input VAT for which it is not entitled under any Law.

5.2.15.	The Company has duly collected all amounts on account of any use or sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by any applicable Law to be remitted by it.

5.2.16.	Neither the Company nor the Seller (solely with respect to the Shares) is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Israeli Tax Ordinance.

5.2.17.	The Company has not participated or engaged in, any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning, or any equivalent transaction which should be reported to any other government entity regarding aggressive tax planning. The Company did not receive any “reportable tax opinion” and did not take any “reportable position”, all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance and Sections 67C and 67D of the Israeli VAT Law.

5.2.18.	The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

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5.3.	Additional Representation or Warranties. Except as provided in this Section 5 and the Management Letter, none of the Company, the Seller nor their respective Representatives, have made, or is making, any representation or warranty whatsoever to Purchaser.

6.	Representations and Warranties of the Purchaser

6.1.	The Purchaser hereby represents and warrants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

6.1.1.	Authority. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and any other agreement contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and any other agreement contemplated hereby by the Purchaser, or the performance by the Purchaser of its obligations hereunder. This Agreement, when executed and delivered by the Purchaser, will constitute the valid, binding and enforceable obligations of the Purchaser. The Purchaser has taken all corporate, partnership or other action necessary for the authorization, execution, delivery, and performance of its obligations under this Agreement;

6.1.2.	Purchase for Own Account. The Purchaser is acquiring the Purchased Shares for its own account, not as a nominee or agent and not with a view to, or for the resale in connection with, any distribution. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchaser Shares.

6.1.3.	Disclosure of Information. Without derogating from the representations and warranties of the Seller and the Company set forth in this Agreement, the Purchaser has (a) had an opportunity to ask questions and discuss the Group Company’s’ and/or its business, management, financial affairs with the Company’s management and has had an opportunity to review the Group Company’s’ facilities; ; and (b) conducted its own independent investigation of the Group Companies, their business and the transactions contemplated hereunder. The Purchaser hereby acknowledges and agrees that: (i) any fact, matter or circumstance disclosed by the Seller or the Company or any of their respective Representatives to the Purchaser or any of its Representatives, will not give rise to any liability or otherwise form the basis of any claim or action by the Purchaser against the Seller’s shareholders, the Seller, the Company or any of the respective Representatives thereof, except in circumstances of fraud, willful misrepresentation or willful omission; for the purposes of this Section 6.1.3, “disclosed” shall mean disclosed in any Transaction Document or in the data room made available by the Seller and the Company to the Purchaser in connection with this Transaction (the “VDR”) (and in connection with the VDR only, information uploaded until COB November 27, 2018); and (ii) other than the Seller’s and the Company’s representations and warranties set forth in Section 5 hereof and the representations of the CEO/senior executives of the Company set forth in the Management Letter, neither the Seller, the Company or any of its Subsidiaries, nor any of their respective Representatives have made any representation or warranty, express or implied, with respect to any Group Company.

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6.1.4.	Investment Experience. The Purchaser is experienced in transactions of this type is able to fend for itself, can bear the economic risk of purchasing the Purchased Shares and has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of purchasing the Purchased Shares and protecting its own interests in connection therewith.

6.1.5.	Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Purchaser with respect to such Purchaser’s execution or delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except for the PRC government approvals already obtained as set forth in Section 2.8.

6.1.6.	Financial Ability. Purchaser has, and at the Closing will have, cash on hand necessary to consummate the transactions contemplated by this Agreement on the Closing Date or in connection with the Closing.

6.1.7.	Purchaser’s Jurisdiction. The Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the purchase of the Purchased Shares, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Shares. The Purchaser’s purchase of and payment for and continued ownership of the Purchased Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

6.1.8.	Sales Turnover. Neither the Purchaser nor any subsidiary or affiliate thereof is registered in the State of Israel, conducts business in the State of Israel or has any merger affiliation with an Israeli company.

6.1.9.	General. The Purchaser’s representations in this Section 6 do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading, in view of the circumstances in which they were made.

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6.2.	Private Company. The Purchaser understands that the Company is a private Company and that the Purchased Shares have not been registered under the securities laws of any jurisdiction and therefore, the Purchased Shares will not be publicly tradable unless they are subsequently registered under applicable securities laws or an exemption from such registration is available.

7.	Covenants

7.1.	Conduct of Business.

7.1.1.	From the date of this Agreement until the Closing Date (the “Interim Period”), the Company will continue to operate in the ordinary course of business, consistent with past practice and in material compliance with its existing governance and business policies.

7.1.2.	Except as expressly provided for in this Agreement, Seller and Company shall not, directly or indirectly, do any of the following, without obtaining the prior written consent of the Purchaser which shall not unreasonably withheld or delayed:

7.1.2.1.	enter into, renew, amend, or terminate any material contract, agreement, commitment, arrangement or transaction;

7.1.2.2.	sell, lease, assign, hypothecate, encumber or otherwise transfer or dispose of any of Company’s material assets;

7.1.2.3.	modify, cancel, amend, terminate, forfeit, fail to renew, assign or encumber, any existing material license, permit, consent, authority, operating right, lease, contract, agreement, commitment or arrangement; or

7.1.2.4.	make any material change regarding its employees and/or other personnel, or agree to any such change to the extent that its agreement is required, including (i) the hiring or dismissal of any personnel, and (ii) any increase in the salary or economic benefits of any personnel, except to the extent required under the applicable Law.

7.1.3.	If at any time during the Interim Period the Seller becomes aware that a Seller or Company representation or warranty has been breached, is or has become untrue or is or has become misleading, they shall as soon as practicably possible, notify the Purchaser of the relevant occurrence in sufficient detail to enable the Purchaser to make an accurate assessment of the situation (“Interim Period Update”).

7.1.4.	An Interim Period Update shall be deemed to be information disclosed to the Purchaser for the purposes of this Agreement, in relation to which Seller and/or Company shall bear no liability to Purchaser. However, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether the condition set forth Section 4.1.4 has been satisfied.

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7.2.	Indemnification and Insurance.

7.2.1.	Purchaser acknowledges that the Company has entered into or will prior to the Closing enter into an indemnification agreement with its current directors and officers in substantially the form attached hereto as Schedule 7.2.1. Purchaser shall cause the Company to comply with such indemnification agreements in accordance with their terms, and, except to the extent necessary to comply with the applicable Law, shall not, during a period of not less than seven (7) years from the Closing Date, amend, repeal or otherwise modify the provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s former and current officers, directors, employees and agents in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

7.2.2.	Purchaser will cause the Company to obtain the Tail D&O Insurance. All costs and expenses (including insurance premiums) relating to obtaining the Tail D&O Insurance as contemplated by this Section 7.2 shall be borne by Purchaser up to the amount of US$10,000, and in excess of such amount by Seller.

7.2.3.	Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Transaction. In the event that Purchaser or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.2.4.	Purchaser shall assume and be jointly and severally liable with the Company for, each of the covenants in this Section 7.2, provided that the Purchaser shall be deemed to have fulfilled its obligations pursuant to this Section 7.2 if it has exercised its rights as a shareholder of the Company, to the maximum extent of such rights, to cause the Company to comply with the undertakings set forth in this Section 7.2, and provided further that the Purchaser shall require, as a condition to the transfer of the Purchaser’s shares in the Company to any third party, that such third party assume the Purchaser’s obligations pursuant to this Section 7.2 with respect to such transferred shares.

7.3.	Retention of Books and Records. Purchaser shall cause the Company to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in existence at the Closing for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Sellers Representative or its representatives (at the Sellers Representative’s expense), during regular business hours and upon reasonable request and upon reasonable advance notice.

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7.4.	Satisfaction of Conditions Precedent. Each of the Seller and the Purchaser shall use reasonable efforts to execute all documents and do and procure to be done all such acts and things as are reasonably within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after execution of this Agreement. Each of the Company and the Purchaser shall keep the other party informed of the progress towards the satisfaction of the Conditions Precedent.

7.5.	Certain Approvals. Notwithstanding anything to the contrary herein, the Purchaser acknowledges that Purchaser alone shall be responsible for and shall apply, after the Closing, at its cost, to obtain certain approvals listed in Schedule 7.5. The Company, on its part, shall provide the Purchaser, at the Purchaser’s request, with any reasonable assistance the Purchaser shall require in this respect.

8.	No Liability

8.1.	Survival of Representation and Warranties. All representations and warranties of the Seller, the Company and the Purchaser are deemed to be made on the date of this Agreement and at the Closing (in all respects), and shall expire, without need for any notice, on the Closing Date. Nothing in the foregoing shall affect the representations of the CEO and the CMO made in the Management Letter, which shall survive for the period set forth in the Management Letter.

8.2.	Certain Third-Party Claims. Subject to consummation of the Closing and the terms and conditions set forth in this Agreement, the Seller hereby agrees to indemnify and hold harmless the Purchaser from and against any and all losses, liabilities, obligations and damages (collectively, “Losses”) arising from a claim by the following third parties only: the Option Holders, the BPT Liquidator or any Essence Shareholder, that such party is entitled to any amount on account of the Transaction.

8.3.	No Other Liability. Purchaser acknowledges and agrees that, notwithstanding anything to the contrary herein, upon and subject to Closing, except as set forth in Section 8.2 above, Seller shall bear no liability whatsoever to the Purchaser arising in any form or manner from this Agreement, legal, equitable or otherwise, arising at any time, whether before, on or after the date of this Agreement, except for claims based solely on:

(i) fraud, willful misrepresentation or willful omission of the Seller; or

(ii) a breach of the Seller’s covenants in Sections 2.1.1, Section 2.1.2, and Section 2.1.3 above.

8.4.	Nothing in the foregoing or in this Agreement shall prevent the Purchaser from bringing an action for specific performance to enforce the performance of the Purchaser’s obligations under Sections 2.1.1, 2.1.2 and 2.1.3 above, provided the Purchaser will have fulfilled its obligations under the Agreement.

8.5.	Binding Effect. Purchaser acknowledges that the foregoing waiver and release of Seller from liability is legally binding and that the Seller and the Company rely thereon in entering into this Agreement and consummating the transactions thereunder. Purchaser further acknowledges that the foregoing waiver and release of Seller from liability is and will be binding on Purchaser and all of its affiliates, subsidiaries, related entities, predecessors, successors and assigns.

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8.6.	If any claim, suit, action or other proceeding to which the indemnity set forth in Sections 8.2 or 8.3 above applies (“Claim”) is brought against the Purchaser, the Purchaser shall give the Seller as soon as reasonably possible, notice of such Claim. Failure to duly and timely provide such notice will not exempt the Seller from its obligations under this Section 8, except to the extent that the defense of such Claim is prejudiced by the failure to give such notice. The Seller shall have the right to participate in or assume the defense of such Claim, provided that the Seller shall use counsel reasonably acceptable to the Purchaser in defending such Claim. The Purchaser shall, and shall avail its Representatives to, provide any and all assistance as shall be required by the Seller to defend the Claim, and may not settle or compromise any Claim brought against it for which the indemnity set forth herein is sought without the prior written consent of the Seller, which consent will not be unreasonably withheld.

8.7.	Determination of Losses

8.7.1.	The amount to be indemnified by Seller as Losses shall be net of any insurance proceeds and any indemnity, contribution or similar payment recovered from any third party with respect thereto. Purchaser shall use its reasonable commercial efforts to recover any such insurance proceeds, indemnity, contribution or similar payment.

8.7.2.	Seller shall not be required to indemnify the Purchaser for contingent Losses until and to the extent such Losses materialize and such contingent Losses become an actual Losses. Nothing in the foregoing shall prevent the Purchaser from bringing a claim with respect to such contingent Loss that has not yet materialized within the period specified in Section 8.7.

8.8.	Maximum Liability. Notwithstanding anything to the contrary herein, the aggregate liability of the Seller in respect of any and all Claims other than fraud of the Seller shall be limited to and shall in no event exceed the Purchase Price.

8.9.	Action or omission by Purchaser or the Company. In no event shall Seller be liable for the portion of any Loss that is caused or increased by the misconduct or negligence of the Purchaser, or the Company or any respective Representative thereof, after the Closing Date.

8.10.	Mitigation. Nothing in this Agreement shall restrict or limit Purchaser’s general obligation to mitigate Losses it (or the Company) may incur in consequence of a matter giving rise to a Claim.

8.11.	Indemnification Exclusive Remedy. Notwithstanding anything to the contrary herein, and except as set forth in Section 8.4, indemnification pursuant to the provisions of this Section 8 shall be the sole and exclusive remedy of the Purchaser and/or the Company under this Agreement.

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9.	Termination

9.1.	Termination of this Agreement

This Agreement may be terminated:

9.1.1.	at any time, by the mutual written consent of the Seller and the Purchaser;

9.1.2.	by the Seller or Purchaser, at any time after February 28, 2019 (the “End Date”), if Closing has not occurred as of such date, except that the right to terminate this Agreement in accordance with this Section 9.1.2 shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement contained in this Agreement will have been the cause of, or will have directly resulted in, the failure of the Closing to occur on or before the End Date.

9.1.3.	if Closing has not occurred, by the Purchaser, if the Company or the Seller have breached any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents and have not cured such breach within ten (10) days from the due date thereof, after written notice by Purchaser to the Seller setting forth a reasonably detailed description of such breach (provided, that, no cure period shall be required for a breach which by its nature cannot be cured).

9.1.4.	if (a) Closing has not occurred, by the Seller if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents and has not cured such breach within ten (10) days from the due date thereof, after written notice by Seller to the Purchaser setting forth a reasonably detailed description of such breach (provided, that, no cure period shall be required for a breach which by its nature cannot be cured); or (ii) without prejudice to (a) above, in the event of non-transfer of the Escrow Amount into the Escrow Account by 17:00 Tel Aviv time on 4 January 2019, by the Seller giving written notice to the Purchaser. To dispel any doubt, failure by the Purchaser to pay any part of the Purchase Price when due (subject to the foregoing curing periods) shall entitle the Seller to terminate this Agreement in accordance with this Section 9.1.4 (without prejudice to its rights under applicable Law), whereupon the entire Escrow Amount shall be treated in the manner set forth in Section 2.3.2 above.

9.1.5.	if Closing has not occurred, by the Seller or Purchaser if (i) there shall be a final, non-appealable order of a court of competent jurisdiction in effect that prevents the consummation of the Transaction; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued and deemed applicable to the Transactions by any Governmental Authority which would make consummation of the Transaction illegal or unenforceable; provided that written notice thereof shall be promptly given to the non-terminating Parties setting forth a reasonably detailed description of such basis for termination.

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9.1.6.	Any termination of this Agreement pursuant to this Section 9.1 shall become effective by the delivery of written notice by the terminating Party to the other Party, i.e., by Purchaser to the Seller or by the Seller to the Purchaser.

9.2.	Effect of Termination

Upon termination of this Agreement pursuant to Section 9.1, this Agreement and the rights and obligations of the Parties under this Agreement shall automatically end without any liability against any Party or its Affiliates, except that (i) nothing in this Section 9 relieves any Party from liability pursuant to the breach of any provisions of this Agreement prior to termination, and (ii) the provisions of this Section 9 (Termination), Section 10 (Confidentiality), and Section 12 (Miscellaneous) shall remain in effect in accordance with their terms.

10.	Confidentiality

10.1.	The Purchaser shall (and shall procure that its Representatives shall) keep confidential and not use or disclose publicly or to any third party any Confidential Information of the Seller, the Company and their respective Affiliates. The Seller shall (and shall procure that its Representatives shall) keep confidential and not use or disclose publicly or to any third party any Confidential Information of (i) the Purchaser and their Affiliates, and (ii) the Company and its Affiliates.

10.2.	The foregoing restrictions shall not apply to documents and information if:

10.2.1.	the disclosure thereof has been consented to by the other Party;

10.2.2.	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives);

10.2.3.	such information is otherwise required to be disclosed by the requirements of any applicable Law, a decision of a competent court or in connection with a legal or arbitral proceeding arising in connection with this Agreement or the other Transaction Documents or by a competent Governmental Authority, provided that in such case, the Party required to make such disclosure gives the other Party prompt notice thereof (to the extent legally permitted), and discloses only that portion of the Confidential Information that is required to be disclosed in accordance with the foregoing, and takes no action to oppose or interfere with efforts to seek confidential treatment of such Confidential Information.

10.2.4.	the provisions of this Section 10 shall survive the Closing and remain in effect without limitation in time.

11.	Public Announcements

No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement, the other Transaction Documents or the Transaction, without the prior written consent of the other Parties (including as to the timing and content of such announcement).

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12.	Miscellaneous

12.1.	Fees and Expenses. Each of the Parties shall bear and pay the taxes, levies and expenses in relation with this Agreement and the transactions contemplated therein.

12.2.	Additional Actions. Without derogating from the other Parties’ obligations under this Agreement, each of the Parties undertakes to sign all documents and carry out all actions which signing or execution by the parties are required to give effect to the provisions of this Agreement and implement them.

12.3.	Assignments. No party to this Agreement shall be entitled to transfer or assign to other or others its rights or obligations under this Agreement or arising therefrom, unless with the prior written consent of the other party, provided, however that the Purchaser shall be entitled to transfer its rights and obligations under this Agreement to an Affiliate.

12.4.	Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel Aviv shall have exclusive jurisdiction in all matters pertaining to this Agreement.

12.5.	Entire Agreement. This Agreement, including all schedules and annexes attached hereto constitutes the entire understanding of the parties and supersedes all oral or written representations or agreements, privileges or understandings between the parties.

12.6.	Amendments. This Agreement may be amended by a written instrument duly signed by the Purchaser and the Seller, and any such Amendment will bind all of the Parties hereto.

12.7.	Waivers. A waiver by a party of any of its rights under this Agreement shall not be effective unless made by a written instrument duly signed by such party and shall not be deemed a waiver of any other right hereunder.

12.8.	Headings. The headings in this Agreement are inserted only as a matter of convenience and shall not be taken into consideration in the interpretation of this Agreement.

12.9.	Preamble and Schedules. The preamble and annexes to this Agreement shall constitute an integral part thereof (and the term “this Agreement” appearing herein shall be interpreted as to include this document and all annexes thereto).

12.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

12.11.	Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to, and to the extent of, the specific obligations set forth herein with respect to such party.

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12.12.	Third-Party Beneficiaries. This Agreement is a contract in favor of the Persons (i) released under Section 3.2.1.12; (ii) indemnified under Section 7.2.1; and/or (iii) insured under Section 7.2.2, all of whom shall be deemed “beneficiaries” of such obligations and undertakings, as such term is defined in Chapter 4 of the Contracts (General part) Law 5733-1973.

12.13.	Notices. Any notice sent by one party to the others to the addresses set forth below shall be considered as having reached its destination, if it was delivered by hand, at the time of its delivery; if it was sent by registered mail, within 7 Business Days from the time it was so dispatched; if it was sent by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), within 1 Business Day from the receipt of the confirmation of proper transmission of the notice.

If to the Seller:	Essence Venture Holdings Limited

Attention:
Email:

If to the Company:	AMS Technologies Int. (2012) Ltd.

Attention:
Email:

If to the Purchaser:	Yantai Jinzheng Eco-Technology Co., Ltd.

Attention:
Email:

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto.

[the remainder of this page is left intentionally blank]

In witness whereof the parties have set their signatures hereunto as of the date first indicated above:

Essence Venture Holdings Limited		AMS Technologies Int. (2012) Ltd.

Signature:	Johannes Sittard	Signature:	Gil Meron

By:	/s/ Johannes Sittard	By:	/s/ Gil Meron

Yantai Jinzheng Eco-Technology Co., Ltd.

Signature:	Yuebiao Li

By:	/s/ Yuebiao Li